Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	James Winschel, Senior Vice President and Chief Financial Officer Jill Baker, Corporate Vice President, Investor Relations +1-781-434-4118

PAREXEL REPORTS SECOND QUARTER FISCAL YEAR 2012 FINANCIAL RESULTS

•	Consolidated service revenue of $333.2 million grew 9.5% year-over-year

•	GAAP operating margin of 6.8%; adjusted operating margin of 7.1% excluding net restructuring charges of $1.2 million

•	GAAP diluted earnings per share of $0.21; adjusted earnings per share of $0.23 excluding restructuring and related charges

•	Backlog at approximately $3.74 billion, up 23.8% from the December quarter one year ago, with a net book-to-bill ratio of 1.50

Boston, MA, January 30, 2012 – PAREXEL International Corporation (NASDAQ: PRXL) today announced its financial results for the second quarter ended December 31, 2011.

For the three months ended December 31, 2011, PAREXEL’s consolidated service revenue increased by 9.5% to $333.2 million compared with $304.4 million in the prior year period. On a same store basis, excluding $1.4 million of service revenue in the prior year quarter related to subsequently divested Early Phase units, revenue increased 10.0%. On a year-over-year basis, foreign exchange had a de minimus impact on service revenue in the current quarter. The Company reported operating income under Generally Accepted Accounting Principles (GAAP) of $22.6 million, or 6.8% of consolidated service revenue, in the second quarter of Fiscal Year 2012, versus GAAP operating income of $28.2 million, or 9.3% of consolidated service revenue, in the same quarter of the prior fiscal year. GAAP net income for the quarter ended December 31, 2011 totaled $12.9 million, or $0.21 per diluted share, compared with GAAP net income of $16.8 million, or $0.28 per diluted share, for the quarter ended December 31, 2010. GAAP net income in the quarter decreased by 23.1% year-over-year, and earnings per diluted share decreased by 25.0%.

In Fiscal Years 2012 and 2011, the financial results for the respective December quarters each included special items, as detailed in the financial charts within this press release. Excluding the impact of these special items, adjusted operating income in the second quarter of Fiscal Year 2012 was $23.8 million, or 7.1% of consolidated service revenue. Excluding these special items in the prior year period, adjusted operating income was $27.6 million, or 9.1% of consolidated service revenue. On this adjusted basis, operating income in the quarter ended December 31, 2011 declined 14.0% year-over-year. Adjusted net income in the current and prior periods (which excludes the special items referenced above) was $13.9 million, or $0.23 per diluted share in the quarter ended December 31, 2011, and was $17.2 million, or $0.29 per diluted share in the quarter ended December 31, 2010. Using adjusted numbers in both periods, net income in the current quarter declined by 19.5% year-over-year, and adjusted earnings per diluted share declined by 20.7%.

The Company reported significant progress with regard to its initiative to reduce Days Sales Outstanding (DSO), which declined 10 days on a sequential basis to 57 days.

On a segment basis, consolidated service revenue for the second quarter of Fiscal Year 2012 was $247.9 million in Clinical Research Services (CRS), $38.5 million in PAREXEL Consulting and Medical Communications Services (PCMS), and $46.8 million in Perceptive Informatics.

For the six months ended December 31, 2011, consolidated service revenue was $647.9 million versus $600.2 million in the prior year period, an increase of 8.0%. GAAP operating income for the current six-month period was $35.0 million, or 5.4% of service revenue, compared with GAAP operating income of $58.2 million, or 9.7% of service revenue in the prior year period. GAAP net income for the six months ended December 31, 2011 was $22.5 million, or $0.37 per diluted share, compared with GAAP net income of $34.6 million, or $0.58 per diluted share, in the prior year period. Excluding the impact of special items as detailed in the attached financial charts in both six month periods, operating income was $38.9 million or 6.0% of consolidated service revenue for the six months ended on December 31, 2011, compared with $57.2 million or 9.5% of consolidated service revenue for the six months ended on December 31, 2010. On an adjusted basis, net income for the six months ended December 31, 2011 was $25.6 million, or $0.43 per diluted share, compared with $34.7 million or $0.58 per diluted share in the comparable prior year six month period.

Backlog at the end of December was approximately $3.74 billion, an increase of 23.8% year-over-year. The reported backlog included gross new business wins in the quarter of $622.2 million, cancellations of $121.7 million, a negative impact from foreign exchange rates of $29.7 million, and a downward backlog adjustment of $3.8 million related to dispositions in the Early Phase business. The net book-to-bill ratio was 1.50 in the quarter.

Mr. Josef H. von Rickenbach, PAREXEL’s Chairman and Chief Executive Officer stated, “In the second quarter, we continued our positive momentum, demonstrating solid achievements in a number of key financial and operational areas. On a sequential basis, highlights included accelerated revenue growth for the Company overall, an improved operating margin, and earnings per share that were in line with our projections. Our progress was broad-based, with each of our three reporting segments delivering higher gross margins on a sequential basis. This was the result of improved operating leverage, further benefits of productivity and efficiency initiatives, and the impact of recent restructuring activities. We also generated healthy cash flow from operations, related in part to a substantial reduction in net receivables and a corresponding decrease in DSO.”

Mr. von Rickenbach continued, “We are starting to hit our stride with recently-awarded strategic accounts, and with another quarter of strong new business wins in our backlog, I believe that we are well-positioned to deliver on our goals for Fiscal Year 2012. Operationally, we are committed to meeting the challenges of accelerating revenue growth, and we will continue to put into place the necessary resources to meet client and shareholder expectations for Fiscal Year 2012 and beyond.”

The Company issued forward-looking guidance for the third quarter of Fiscal Year 2012 (ending March 31, 2012), for Fiscal Year 2012, and for Calendar Year 2012. The Company expects to report consolidated service revenue for the third quarter (ending March 31, 2012) in the range of $350 to $358 million, GAAP earnings per diluted share in the range of $0.28 to $0.30, and adjusted earnings per diluted share in the range of $0.30 to $0.32 (which exclude the impact of restructuring and related charges). For Fiscal Year 2012, consolidated service revenue is expected to be in the range of $1.360 to $1.375 billion, GAAP earnings per diluted share in the range of $1.01 to $1.09, and adjusted earnings per diluted share in the range of $1.09 to $1.17 (which exclude the impact of restructuring and related charges). Previously issued guidance for Fiscal Year 2012 was for service revenue in the range of $1.355 to $1.385 billion, GAAP earnings per diluted share in the range of $0.99 - $1.14, and adjusted earnings per diluted share in the range of $1.07 to $1.22 (which exclude the impact of restructuring and related charges). For Calendar Year 2012, consolidated service revenue is expected to be in the range of $1.445 to $1.480 billion, GAAP earnings per share are expected to be in the range of $1.31 to $1.47, and adjusted earnings per diluted share are expected to be in the range of $1.33 to $1.47 (excluding the impact of restructuring and related charges).

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures. The Company believes that presenting the non-GAAP financial measures contained in this press release assists investors and others in gaining a better understanding of its core operating results and future prospects, especially when comparing such results to previous periods or forecasted guidance, because such measures exclude items that are outside of the Company’s normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. Management uses non-GAAP financial measures, in addition to the measures prepared in accordance with GAAP, as the basis for measuring the Company’s core operating performance and comparing such performance to that of prior periods and to the performance of its competitors for the same reasons stated above. Such measures are also used by management in its financial and operating decision-making. Non-GAAP financial measures are not meant to be considered superior to or a substitute for the Company’s results of operations prepared in accordance with GAAP.

A conference call to discuss PAREXEL’s second quarter earnings, business, and financial outlook will begin at 10:00 a.m. ET on Tuesday, January 31, 2012 and will be broadcast live over the internet via webcast. The webcast may be accessed in the “Upcoming Events” portion of the main page of the Investor Relations section of the Company’s website at www.PAREXEL.com. Users should follow the instructions provided to assure that the necessary audio applications are downloaded and installed. A replay of this webcast will be archived on the website approximately two hours after the call and will continue to be accessible for approximately one year following the live event. To participate via telephone, dial +1 408-940-3886 and ask to join the PAREXEL quarterly conference call.

The Company notes that Fiscal Year 2011 numbers have been reclassified to conform to the current year’s presentation. A slide depicting the reclassified numbers for Fiscal Year 2011, in addition to other trended financial information, may be found in the Investor Relations section of the Company’s website under the “Additional Financials” section.

About the Company

PAREXEL International Corporation is a leading global bio/pharmaceutical services organization, providing a broad range of knowledge-based contract research, consulting, and medical communications services to the worldwide pharmaceutical, biotechnology and medical device industries. Committed to providing solutions that expedite time-to-market and peak-market penetration, PAREXEL has developed significant expertise across the development and commercialization continuum, from drug development and regulatory consulting to clinical pharmacology, clinical trials management, medical education and reimbursement. Perceptive Informatics, Inc., a subsidiary of PAREXEL, provides advanced technology solutions, including medical imaging, to facilitate the clinical development process. Headquartered near Boston, Massachusetts, PAREXEL operates in 71 locations throughout 52 countries around the world, and has approximately 11,300 employees. For more information about PAREXEL International visit www.PAREXEL.com.

PAREXEL is a registered trademark of PAREXEL International Corporation, and Perceptive Informatics is a trademark of Perceptive Informatics, Inc. All other names or marks may be registered trademarks or trademarks of PAREXEL International Corporation, Perceptive Informatics, Inc. or their respective owners and are hereby acknowledged.

This release contains “forward-looking” statements regarding future results and events, including, without limitation, statements regarding expected financial results, future growth and customer demand. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “appears,” “estimates,” “projects,” “will,” “would,” “could,” “should,” “targets,” and similar expressions are also intended to identify forward-looking statements. The forward-looking statements in this release involve a number of risks and uncertainties. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements contained in this release. Important factors that might cause such a difference include, but are not limited to, risks associated with: actual operating performance; actual expense savings and other operating improvements resulting from recent and anticipated restructurings, including the anticipated additional restructuring charges of approximately $2.0 million in the third quarter of Fiscal Year 2012; the loss, modification, or delay of contracts which would, among other things, adversely impact the Company’s recognition of revenue included in backlog; the Company’s dependence on certain industries and clients; the Company’s ability to win new business, manage growth and costs, and attract and retain employees; the Company’s ability to complete additional acquisitions and to integrate newly acquired businesses or enter into new lines of business; the impact on the Company’s business of government regulation of the drug, medical device and biotechnology industry; consolidation within the pharmaceutical industry and competition within the biopharmaceutical services industry; the potential for significant liability to clients and third parties; the potential adverse impact of health care reform; and the effects of exchange rate fluctuations and other international economic, political, and other risks. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 as filed with the SEC on November 9, 2011, which “Risk Factors” discussion is incorporated by reference in this press release. The Company specifically disclaims any obligation to update these forward-looking statements in the future. These forward-looking statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this press release.

PAREXEL International Corporation

Consolidated Condensed Statement of Operations

Unaudited

	Three Months Ended				Three Months Ended
(in thousands, except per share data)	December 31, 2011				December 31, 2010
	As Reported	Adjustments		Non-GAAP	As Reported	Adjustments		Non-GAAP

Service revenue	$333,170	$—		$333,170	$304,359	$—		$304,359
Reimbursement revenue	54,641			54,641	59,691			59,691

Total revenue	387,811	—		387,811	364,050	—		364,050

Costs and expenses:
Direct costs	228,099			228,099	199,489 (a)			199,489
Reimbursable out-of-pocket expenses	54,641			54,641	59,691			59,691
Selling, general and administrative	64,358			64,358	61,182 (a)			61,182
Depreciation	14,752			14,752	13,605			13,605
Amortization	2,203			2,203	2,451			2,451
Restructuring charge (benefit)	1,162	(1,162	) (b)	—	(572)	572	(c)	—

Total costs and expenses	365,215	(1,162)		364,053	335,846	572		336,418

Income from operations	22,596	1,162		23,758	28,204	(572)		27,632

Other expense	(3,794)	—		(3,794)	(8,473)	1,166	(d)	(7,307)

Income before income taxes	18,802	1,162		19,964	19,731	594		20,325

Provision for income tax expense	5,862	233	(e)	6,095	2,899	199	(e)	3,098
Effective tax rate	31.2%			30.5%	14.7%			15.2%

Net income	$12,940	$929		$13,869	$16,832	$395		$17,227

Earnings per common share:
Basic	$0.22			$0.23	$0.29			$0.29
Diluted	$0.21			$0.23	$0.28			$0.29

Shares used in computing earnings per common share:
Basic	59,265			59,265	58,516			58,516
Diluted	60,249			60,249	59,686			59,686

(a)	Prior year numbers have been reclassified to conform with the current year presentation.
(b)	Restructuring charges include $1.7 million in severance costs and $0.5 million of facility-related costs, offset by a $1.0 million decrease in severance costs from an adjustment to the FY 2010 restructuring plan.
(c)	Restructuring adjustments include $0.6 million in severance reductions.
(d)	Impairment charge on an asset.
(e)	Tax associated with items (b), (c), and (d), respectively.

Balance Sheet Information

	Preliminary December 31, 2011	December 31, 2010	June 30, 2011
Billed accounts receivable, net	$304,741	$311,377	$341,279
Unbilled accounts receivable, net	340,969	285,977	308,364
Deferred revenue	(373,952)	(285,576)	(332,662)

Net receivables	$271,758	$311,778	$316,981

Cash and marketable securities	$153,102	$87,552	$89,056
Working capital	$324,748	$217,170	$317,298
Total assets	$1,469,864	$1,356,032	$1,429,483
Short-term borrowings	$5,278	$110,019	$5,867
Long-term debt	$237,485	$172,230	$240,102
Stockholders’ equity	$550,642	$516,714	$566,004

PAREXEL International Corporation

Consolidated Condensed Statement of Operations

Unaudited

	Six Months Ended				Six Months Ended
(in thousands, except per share data)	December 31, 2011				December 31, 2010
	As Reported	Adjustments		Non-GAAP	As Reported	Adjustments		Non-GAAP

Service revenue	$647,905	$—		$647,905	$600,179	$—		$600,179
Reimbursement revenue	100,555	—		100,555	106,128	—		106,128

Total revenue	748,460	—		748,460	706,307	—		706,307

Costs and expenses:
Direct costs	450,273	—		450,273	389,133 (a)	—		389,133
Reimbursable out-of-pocket expenses	100,555	—		100,555	106,128	—		106,128
Selling, general and administrative	125,347	—		125,347	122,040 (a)	—		122,040
Depreciation	29,033	—		29,033	26,856	—		26,856
Amortization	4,344	—		4,344	4,908	—		4,908
Restructuring charge (benefit)	3,862	(3,862	) (b)	—	(962)	962	(c)	—

Total costs and expenses	713,414	(3,862)		709,552	648,103	962		649,065

Income from operations	35,046	3,862		38,908	58,204	(962)		57,242

Other expense	(2,170)	—		(2,170)	(15,788)	1,166	(d)	(14,622)

Income before income taxes	32,876	3,862		36,738	42,416	204		42,620

Provision for income taxes	10,375	766	(e)	11,141	7,793	89	(e)	7,882
Effective tax rate	31.6%			30.3%	18.4%			18.5%

Net income	$22,501	$3,096		$25,597	$34,623	$115		$34,738

Earnings per common share:
Basic	$0.38			$0.43	$0.59			$0.59
Diluted	$0.37			$0.43	$0.58			$0.58

Shares used in computing earnings per common share:
Basic	59,154			59,154	58,483			58,483
Diluted	60,164			60,164	59,673			59,673

(a)	Prior year numbers have been reclassified to conform with the current year presentation.
(b)	Restructuring charges include $2.5 million in severance costs (net of a $1.0 million reduction in the FY10 Plan) and $1.4 million of facility-related costs.
(c)	Restructuring adjustments include $0.8 million in severance reductions and $0.2 million in reductions of facility-related costs.
(d)	Impairment charge on an asset.
(e)	Tax associated with items (b), (c), and (d), respectively.

PAREXEL International Corporation

Segment Information

Unaudited

(in thousands)	Three Months Ended December 31, 2011	Three Months Ended December 31, 2010 (a)

Clinical Research Services (CRS)

Service revenue	$247,871	$231,364
% of total service revenue	74.4%	76.0%
Gross profit	$70,030	$73,842
Gross margin % of service revenue	28.3%	31.9%

PAREXEL Consulting & Medical Communications Services (PCMS)

Service revenue	$38,455	$32,013
% of total service revenue	11.5%	10.5%
Gross profit	$15,871	$12,864
Gross margin % of service revenue	41.3%	40.2%

Perceptive Informatics (PI)

Service revenue	$46,844	$40,982
% of total service revenue	14.1%	13.5%
Gross profit	$19,170	$18,164
Gross margin % of service revenue	40.9%	44.3%

Total service revenue	$333,170	$304,359
Total gross profit	$105,071	$104,870
Gross margin % of service revenue	31.5%	34.5%

Revenue by Geography (b)

The Americas	$138,215	$127,194
Europe, Middle East & Africa	144,832	136,201
Asia/Pacific	50,123	40,964

Total service revenue	$333,170	$304,359

Quarterly Supplemental Financial Data

Service revenue	$333,170	$304,359
Reimbursement revenue	54,641	59,691
Investigator fees	54,609	50,003

Gross revenue	$442,420	$414,053

Days sales outstanding	57	69

Capital expenditures	$15,893	$16,023

(a)	Prior year numbers have been reclassified to conform with the current year presentation.
(b)	See footnote (b) on six months ended December 31st Segment Information table.

PAREXEL International Corporation

Segment Information

Unaudited

(in thousands)	Six Months Ended December 31, 2011	Six Months Ended December 31, 2010 (a)

Clinical Research Services (CRS)

Service revenue	$483,280	$463,003
% of total service revenue	74.6%	77.1%
Gross profit	$132,689	$154,498
Gross margin % of service revenue	27.5%	33.4%

PAREXEL Consulting & Medical Communications Services (PCMS)

Service revenue	$74,103	$60,348
% of total service revenue	11.4%	10.1%
Gross profit	$30,541	$23,977
Gross margin % of service revenue	41.2%	39.7%

Perceptive Informatics (PI)

Service revenue	$90,522	$76,828
% of total service revenue	14.0%	12.8%
Gross profit	$34,402	$32,571
Gross margin % of service revenue	38.0%	42.4%

Total service revenue	$647,905	$600,179
Total gross profit	$197,632	$211,046
Gross margin % of service revenue	30.5%	35.2%

Revenue by Geography (b)

The Americas	$278,255	$260,085
Europe, Middle East & Africa	267,991	261,730
Asia/Pacific	101,659	78,364

Total service revenue	$647,905	$600,179

(a)	Prior year numbers have been reclassified to conform with the current year presentation.
(b)	As reflected in the six month totals, the regional breakout of revenue for Q1 FY12 has been adjusted: The Americas revenue was $140,040; EMEA revenue was $123,159; and Asia/Pacific revenue was $51,536.